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October 7, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the second paragraph of Item 4 included in the Form 8-K dated October 7, 1999 of Thermatrix Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


 /s/ Arthur Andersen LLP

cc:  Mr. Daniel S. Tedone, Executive Vice
     President and Chief Financial Officer, Thermatrix Inc.